EXHIBIT 10.7

                            Confidentiality Agreement

Party A: Shanghai Newsummit Biopharma Co., Ltd
Party B: ______

Pursuant to the rules of the Labor Law of the People's Republic of China, the principles of the Employment Contract, and the rules of the Shanghai Newsummit Biopharma Business Secret Protection Policy, and upon mutual agreement between Party A and Party B, both Parties agree on follows with respect to Party B's obligation to observe the Shanghai Newsummit Biopharma Business Secret Protection Policy and to keep Party A's Business Secrets confidential.

1. The term "Business Secret" contained in this Agreement shall mean any technology and operation information with practicality and which is under Party A's protection and remains confidential against the public. (See the Shanghai Newsummit Biopharma Business Secret Protection Policy for reference.)

2. The documents containing Business Secret shall be classified as Confidential and be filed by relevant department of Party A, and shall be prohibited from being retained, photocopied, disclosed or revealed by anyone without Party A's prior consent.

3. Unless Party A's Business Secrets have been legally disclosed or the confidentiality term of those Business Secrets has duly expired, Party B shall not obtain Party A's Business Secrets by stealing, soliciting, coercing or other wrongful acts, shall not disclose, use or permit others to apply the foresaid wrongful acts to obtain Party A's Business Secrets, shall not steal, pry, solicit or provide Party A's Business Secrets, and shall not use, provide others to use or share with others Party A's Business Secrets, regardless whether Party B is still in his service in Party A.

4. During and after Party B's service in Party A, following penalty conditions shall apply:


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4.1   In the event  that  Party B is in breach of  Article 2 of this  Agreement,
      Party B shall compensate RMB___ to Party A.

4.2 In the event that Party B is in breach of Article 3 of this Agreement, Party B shall compensate RMB___ to Party A;

4.3 Except foregoing conditions, Party A shall have the right to impose other penalties upon Party B in accordance with Shanghai Newsummit Biopharma Business Secret Protection Policy.

4.4 Shall the actual loss suffered by Party A due to Party B's default exceeds the amount set forth in the foregoing provisions, Party B shall make further compensation to cover the remaining loss.

5. This Agreement constitutes an integral part of the Employment Contract, and shall carry equal binding force as the Employment Contract.

6. This Agreement shall be executed in TWO originals, and each Party shall carry one original. This Agreement shall come into force immediately after the Parties sign and seal the Agreement.

Party A: Shanghai Newsummit Biopharma Co. Ltd.

Date:

Party B:

Date: